Exhibit 10.34

SETTLEMENT AGREEMENT AND RELEASE OF ALL CLAIMS

This SETTLEMENT AGREEMENT AND RELEASE OF ALL CLAIMS (“Agreement”) is entered this 29th day of March, 2017 (the “Effective Date”) by and between Armstrong Energy, Inc. (“AE”), Armstrong Coal Company, Inc. (“ACC”), Elk Creek GP, LLC (“Elk Creek”), Thoroughfare Mining, LLC (“Thoroughfare”), Western Diamond LLC (“WD”), and Western Land Company, LLC (“WLC”, and together with AE, ACC, Thoroughfare, Elk Creek, WD, and any other wholly-owned subsidiary of AE, collectively referred to as the “Armstrong Entities”); and Thoroughbred Holdings GP, LLC (“Thoroughbred Holdings”), Thoroughbred Resources, L.P. (“Thoroughbred”), Western Mineral Development, LLC (“WMD”), and Ceralvo Holdings, LLC (“Ceralvo”, and, together with Thoroughbred, WMD and any other wholly-owned subsidiary of Thoroughbred Holdings, the “Thoroughbred Entities”) (collectively, the “Parties”).

W I T N E S S E T H

WHEREAS, certain Armstrong Entities and Thoroughbred Entities are parties to certain Leases (defined in Section 1 below) governing coal mining properties located in western Kentucky, which, among other matters, require payment of production royalties (“Production Royalties”) to certain of the Thoroughbred Entities;

WHEREAS, under the terms of that First Amended and Restated Royalty Deferment and Option Agreement (the “Royalty Agreement”) dated August 14, 2014, by and among ACC, Thoroughfare, WD, WL, Thoroughbred, WMD, and Ceralvo, the Armstrong Entities are permitted under certain conditions, in lieu of paying Production Royalties in cash, to convey to the Thoroughbred Entities certain transferable Subject Assets, provided such properties are then leased back to the Armstrong Entities on substantially the terms of the Leases;

WHEREAS, under the terms of the Royalty Agreement, the transfer of interest in the Subject Assets is to close on or before ninety (90) days after the end of the year for which a Deferment Option has been exercised;

WHEREAS, the Thoroughbred Entities disputed various items related to the Royalty Agreement and ASA including but not limited to: (i) the Armstrong Entities’ proposed transfer of a 10.95% undivided interest in certain transferable Subject Assets pursuant to the Royalty Agreement to satisfy Production Royalties for calendar year 2016 and prior years; (ii) Armstrong’s purported election of the Deferment Option for 2017; (iii) the ASA Fees (defined in Section 1 below) and certain setoffs to the Production Royalties arising from the ASA Fees; and (iv) the Production Royalty Overpayment (defined in Section 1 below) and certain setoffs to the Production Royalties arising from the Production Royalty Overpayment;

WHEREAS, pursuant to Section 3 of the Royalty Agreement, and in consideration of the representations, warranties, releases, and covenants set forth herein, the parties agree that the Armstrong Entities shall increase the proposed transfer of a 10.95% undivided interest in certain transferable Subject Assets by 9.86%, such that the Armstrong Entities will transfer a total 20.81% undivided interest (the “Conveyed Interest”) in the transferable Subject Assets, exclusive of certain non-transferable assets more particularly listed on Exhibit A (the “Excluded Properties”) attached hereto (the Subject Assets, excluding the Excluded Properties, referred to herein as the “Conveyed Properties”) in satisfaction of all Production Royalties incurred during calendar year 2016 and any underpayment of Production Royalties prior to calendar year 2016;

WHEREAS, upon receipt of the Conveyed Interest, the Thoroughbred Entities will have acquired 100% of the Conveyed Properties from the Armstrong Entities, which will cause the expiration of the term of the Royalty Agreement; and

WHEREAS, the Parties desire to (a) mutually confirm the amount of Conveyed Interest to be conveyed and other terms relating to the conveyance, (b) acknowledge and agree upon the termination of the Royalty Agreement in accordance with its terms, and (c) resolve and settle any and all actual or possible differences, disputes, or claims between them arising under or in any way related to the Royalty Agreement, the ASA, and the Leases as set forth herein.

NOW THEREFORE, for an in consideration of the premises and mutual promises and agreements contained herein, together with other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, it is mutually agreed as follows:

1.	Definitions

a.    ASA shall mean that certain Administrative Services Agreement dated October, 11, 2011 between AE, Thoroughbred (formerly known as Armstrong Resource Partners, L.P.,) and Elk Creek.

b.    ASA Fees shall have the meaning ascribed in Section 4 of this Agreement.

c.    Armstrong Entities shall have the meaning set forth in the opening paragraph of this Agreement.

d.    Conveyed Interest shall have the meaning set forth in the fifth recital of this Agreement.

e.    Conveyed Properties shall have the meaning set forth in the fifth recital of this Agreement.

f.    Deeds of Correction shall mean (1) that certain Deed of Correction by and between ACC, Ceralvo, WD, and WMD with an effective date of May 2, 2016 to correct and amend the Special Warranty Deed of May 2, 2016, which is of record in Deed Book 417, page 436, in the Office of the Ohio County Clerk; and (2) that certain Deed of Correction by and between WD and WMD with an effective date of June 1, 2016 to correct and amend that Special Warranty Deed dated June 1, 2016 of record in Deed Book 415, page 737 in the Office of the Ohio County Clerk.

g.    Deferment Option shall have the meaning set forth in the Royalty Agreement.

h.    Excluded Properties shall have the meaning set forth the fifth recital of this Agreement.

i.    Leases shall mean the Existing Leases defined in the Royalty Agreement.

j.    Production Royalties shall have the meaning set forth in the first recital of this Agreement.

k.    Production Royalty Overpayment shall have the meaning set forth in Section 5 of this Agreement.

l.    Royalty Agreement shall have the meaning set forth in the second recital of this Agreement.

m.    Subject Assets shall have the meaning set forth in the Royalty Agreement.

n.    Thoroughbred Entities shall have the meaning set forth in the opening paragraph of this Agreement.

o.    Thoroughbred Correspondence shall mean (i) the letter dated December 16, 2016 from William T. Gorton III, Esq. of Stites & Harbison PLLC (“Stites”) to Martin D. Wilson regarding the First Amended and Restated Royalty Deferment and Option Agreement between Thoroughbred and Armstrong; (ii) the letter dated January 6, 2017 from Charles R. Wesley, IV of Thoroughbred to Martin D. Wilson regarding Armstrong-Thoroughbred Disputes and the attachments thereto; (iii) the letter dated February 15, 2017 from William T. Gorton of Stites to Martin D. Wilson regarding Disputes Related to the First Amended and Restated Royalty Deferment and Option Agreement Response to Recent Armstrong Letters; (iv) the letter dated February 15, 2017 from Charles R. Wesley, IV of Thoroughbred to Martin D. Wilson regarding Armstrong-Thoroughbred Disputes and the attachments thereto; (v) the letter dated March 2, 2017 from Charles R. Wesley, IV of Thoroughbred to Martin D. Wilson regarding Certain Disputes between Thoroughbred and Armstrong; and (vi) the letter dated March 7, 2017 from Charles R. Wesley, IV of Thoroughbred to Martin D. Wilson regarding Certain Disputes between Thoroughbred and Armstrong.

p.    Transfer Closing Date shall have the meaning ascribed in Section 2 of this Agreement.

q.    Transfer Effective Date shall have the meaning ascribed in Section 2 of this Agreement.

2.Transfer of Conveyed Properties. In consideration of the recitals, representations, warranties, waivers, and covenants set forth herein, and subject to the Thoroughbred Entities’ prior execution and delivery of the Deeds of Correction to the Armstrong Entities, on or before March 31, 2017 (the “Transfer Closing Date”), the Armstrong Entities shall cause the Conveyed Interest to be conveyed to WMD by special warranty deeds or assignments of partial lease interests (in accordance with past practices), with an effective date of such conveyance to be retroactive to January 1, 2017 (to the extent not prohibited by law) (the “Transfer Effective Date”). The Armstrong

Entities shall be responsible for the payment of applicable transfer taxes, and the Thoroughbred Entities shall be responsible for payment of all recording fees (in accordance with past practices).

3.Treatment of Leases & Production Royalties. The Parties acknowledge that, upon the transfer of the Conveyed Interest, the Royalty Agreement shall terminate on the Transfer Effective Date, by its own terms, without any further action by any of the Parties. However, to the extent that further action is advisable by either Party’s legal counsel or otherwise necessary to terminate the Royalty Agreement subsequent to the Transfer Effective Date, the Parties agree to cooperate to execute any other documents or instrument, or take any further action that may be necessary to terminate or acknowledge termination of the Royalty Agreement. As a result of termination of the Royalty Agreement, all Production Royalties set forth in the Leases shall be paid in accordance with the terms of such Lease from and after January 1, 2017; provided that contemporaneous with the receipt of fully executed documents on the Transfer Closing Date, the Armstrong Entities shall cause to be paid to the Thoroughbred Entities by wire transfer in accordance with the wire instructions set forth in Exhibit B, all unpaid Production Royalties due and payable pursuant to the Leases from January 1, 2017 through the Transfer Closing Date totaling $2,651,167.29 for January 2017 and February 2017 (the “2017 YTD Payment”). Upon request of any Party, the other Parties each agree to cooperate to execute any modification of the Leases (and the underlying short forms thereof) to properly reflect the 100% undivided interest held by the respective Thoroughbred Entities and to cause those Armstrong Entities who previously were joint owners to be removed as lessors, along with such ancillary changes needed to properly incorporate such changes.

4.Treatment of ASA. The Parties acknowledge that by separate agreement dated November 11, 2016, the ASA was terminated effective December 31, 2016, with the parties thereto retaining all rights and obligations relating to periods prior to such termination, including payment of any service fees for the period up to and including December 31, 2016. The Armstrong Entities subsequently asserted that certain administrative services fees in the amount of $314,000.00 (the “ASA Fees”) were due and outstanding for the period prior to termination of the ASA, which the Thoroughbred Entities dispute. As further consideration of the recitals, representations warranties, waivers, and covenants set forth in this Agreement, the Armstrong Entities waive and release the ASA Fees.

5.Treatment of Certain Production Royalty Overpayments. The Armstrong Entities previously advised the Thoroughbred Entities of an alleged overpayment of $2,217,054.83 for Production Royalties paid prior to September 30, 2016 due to payment made on properties other than the Subject Assets (the “Production Royalty Overpayment”) and proposed to deduct such overpayment from Production Royalties incurred during calendar year 2016. As further consideration of the recitals, representations, warranties, waivers, and covenants set forth in this Agreement, the Parties acknowledge and agree that the Production Royalty Overpayment is part of the consideration for the conveyance of the Conveyed Interest made pursuant to Section 2 of this Agreement, and that neither the Armstrong Entities nor the Thoroughbred Entities are liable to the other with regard to any payment or reimbursement in connection with the alleged Production Royalty Overpayment.

6.Representations and Warranties of the Parties. Each Party represents and warrants as follows:

(a)Each has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.
(b)This Agreement has been duly and validly authorized, executed and delivered by each Party, and constitutes a valid and binding agreement of such Party enforceable in accordance with its terms.
(c)This Agreement, including the consideration herein, has been determined based upon honest and arms-length settlement negotiations by and among the Parties or through their respective counsel, all such Parties having full and complete access to the information which they thought to be relevant in determining whether to sign this Agreement.
(d)Neither Party has assigned any claims, demands, actions or causes of action that have or could be asserted against the other Parties released hereunder, and agrees to indemnify and defend the other Parties from any such assignment, if any.
(e)As of the Effective Date, there are no known defaults under the Leases and, except for the accrual of Production Royalties from and after January 1, 2017, there are no other amounts known to be due or owing under the Leases.
7.Waivers and Releases. The waivers and releases described herein shall become effective upon transfer of the Conveyed Interest to the Thoroughbred Entities and receipt by the Thoroughbred Entities of the 2017 YTD Payment:

(a)The Thoroughbred Entities, in consideration of the mutual promises and covenants made in this Agreement, on their own behalf and on behalf of their heirs, successors, assigns, executors, officers, agents, directors, officials, trustees, administrators, guardians, agents, predecessors, beneficiaries, representatives, attorneys, consultants, family members, and anyone acting or purporting to act on their respective behalf either now or in the future hereby release, compromise, surrender and forever discharge the Armstrong Entities and their affiliates, including, without limitation, present and former subsidiaries, parents, and related entities, and their employees, directors, officers, agents, stockholders, predecessors, successors, attorneys, insurers, advisors (including, without limitation, Ernst & Young LLP and Duff & Phelps LLC), and anyone acting or purporting to act on their respective behalf from any and all actions, suits, debts, dues, sums of money, accounts, controversies, agreements, promises, trespasses, damages, fees (including but not limited to attorneys' fees), costs, expenses, claims and demands and choses of action, known or unknown, direct or indirect, ascertained or not ascertained, liquidated or unliquidated, contingent or not, suspected or unsuspected, matured or unmatured, whether arising in law, admiralty, equity or otherwise which the Thoroughbred Entities (i) ever had, now have or hereafter can, shall, or may have relating to, directly or indirectly, the Royalty Agreement or the ASA; and (ii) ever had, or now have, or may have that arise under or are related, either directly or indirectly, to (a) the payment of royalties or related sums of money due under the Leases for coal sold prior to the Transfer Effective Date; (b) the administration of the Leases by the Armstrong Entities prior to the Transfer Effective Date; (c) lost or wasted coal for mining practices and operational decisions made by Armstrong prior to the Effective Date; and (d) any other demands, claims, or assertions set forth in the Thoroughbred Correspondence, in any venue, jurisdiction, or forum at any time.
(b)The Armstrong Entities, in consideration of the mutual promises and covenants made in this Agreement, on their own behalf and on behalf of their heirs, successors, assigns, executors, officers, agents, directors, officials, trustees, administrators, guardians, agents, predecessors, beneficiaries, representatives, attorneys, consultants, family members, and anyone acting or purporting to act on their respective behalf either now or in the future hereby release, compromise, surrender and forever discharge the Thoroughbred Entities and their affiliates, including, without limitation, present and former subsidiaries, parents, and related entities, and their employees, directors, officers, agents, stockholders, predecessors, successors, attorneys, insurers, advisors and anyone acting or purporting to act on their respective behalf from any and all actions, suits, debts, dues, sums of money, accounts, controversies, agreements, promises, trespasses, damages, fees (including but not limited to attorneys' fees), costs, expenses, claims and demands and choses of action, known or unknown, direct or indirect, ascertained or not ascertained, liquidated or unliquidated, contingent or not, suspected or unsuspected, matured or unmatured, whether arising in law, admiralty, equity or otherwise which the Armstrong Entities (i) ever had, now have or hereafter can, shall, or may have relating to, directly or indirectly, the Royalty Agreement or the ASA; (ii) ever had, or now have, or may have that arise under or are related, either directly or indirectly, to the payment of royalties or related sums of money due under the Leases prior to the Transfer Effective Date, in any venue, jurisdiction, or forum at any time.
(c)The Thoroughbred Entities and the Armstrong Entities, and each of them, shall not assist or encourage any person to take any action (including any regulatory or administrative action) that would be inconsistent with the foregoing releases and the terms and provisions of this Agreement, nor shall the Parties encourage or assist any person to take against any person released by this Agreement any action (including any regulatory, criminal or administrative action) that would be inconsistent with the foregoing releases and the terms and provisions of this Agreement, provided that this provision does not affect any obligation to respond to any valid and enforceable court order or subpoena.
8.Non-Admission of Liability The Parties agree that the execution of this Agreement is done solely for the purposes of compromise of one or more disputed claims, and does not constitute, and should not be construed as, an admission of liability, wrongdoing, fault, judgment or concession or as evidence with respect thereto by any Party.

9.Legal Costs & Attorney’s Fees. By execution of this Agreement, the Parties expressly warrant that all claims for costs, attorneys’ fees, and expenses of counsel and experts have been or will be paid or otherwise resolved by the Party incurring such expense and that no such claims remain pending.

10.No Waiver. Any waiver by any Party hereto of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party hereto to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

11.Entire Agreement; Amendments. This Agreement contains the entire understanding of the Parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants, or undertakings other than those expressly set forth herein. This Agreement may be amended only by a written instrument duly executed by each of the Parties or their respective successors or assigns.

12.Law Governing Agreement. This Agreement shall be governed by and construed by the laws of the Commonwealth of Kentucky, excepting choice of law provisions.

13.Headings; Construction; Severability. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The Parties agree that, in all cases, the language of this Agreement shall be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties. In the event that one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, the remainder of the Agreement shall be enforceable.

14.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

15.Facsimile; Electronic Mail. This Agreement may be executed and delivered via facsimile or electronic mail, with a copy sent to each Party. Any Party delivering this Agreement by fax or electronic mail initially shall provide an original counterpart to all other Parties within five (5) days delivering thereafter.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement by their duly authorized representatives, as of the Effective Date set forth above.
Armstrong Energy, Inc.
By:     /s/ Martin D. Wilson
Its:    President & CEO

Armstrong Coal Company, Inc.
By:     /s/ Martin D. Wilson
Its:    President

Elk Creek GP, LLC
By:     /s/ Martin D. Wilson
Its:    CEO

Thoroughfare Mining, LLC
By:     /s/ Martin D. Wilson
Its:    President & CEO

Western Diamond LLC
By:     /s/ Martin D. Wilson
Its:    President & CFO

Western Land Company, LLC
By:     /s/ Martin D. Wilson
Its:    Manager

Thoroughbred Holdings GP, LLC
By:     /s/ Charles R. Wesley, IV
Its:    CEO

Thoroughbred Resources, L.P.
By:     /s/ Charles R. Wesley, IV
Its: CEO of Thoroughbred Holdings GP, LLC, its
sole General Partner

Western Mineral Development, LLC
By:     /s/ Charles R. Wesley, IV
Its:    President

Ceralvo Holdings, LLC
By:     /s/ Charles R. Wesley, IV
Its:    President

EXHIBIT A

Excluded Properties

(i)    The Partial Assignment of Coal Mining Lease from Central States Coal Reserves of Kentucky, LLC to Western Diamond LLC dated September 19, 2006, of record in Deed Book 363, page 428, in the records of Ohio County, Kentucky;

(ii)    The Corporation Special Warranty Deed from Central States Coal Reserves of Kentucky, LLC and Beaver Dam Coal Company to Western Diamond LLC, dated September 19, 2006, of record in Deed Book 363, page 414, in the records of Ohio County, Kentucky;

(iii)    Property described in that Quitclaim Deed between Western Mineral Development, LLC and Western Land Company, LLC dated March 30, 2012, which is of record in Deed Book 557 page 692 in the records of Muhlenberg County, Kentucky;

(iv)    The Partial Assignment and Assumption of Surface and Mineral Leasehold Estate from Central States Coal Reserves of Kentucky, LLC to Western Land Company, LLC, dated November 20, 2006, of record in Deed Book 365, page 57, in the Office of the Muhlenberg County Clerk; and

(v)    Property described in that Quitclaim Deed between Western Mineral Development, LLC and Western Land Company, LLC dated March 30, 2012, which is of record in Deed Book 557 page 701 in the records of Muhlenberg County, Kentucky.

EXHIBIT B

Wire Transfer Instructions

U.S. Bank N.A ABA# 102000021
Account# 103690843356

Business Address:
Thoroughbred Resources, LP
201 Steele St Suite #2B
Denver, CO 80206